FORM 5              U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

X    Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Aronin, Jeffrey S.
     --------------------------------------
     (Last)      (First)       (Middle)

     1515 West 22nd Street, Suite 1210
     --------------------------------------
               (Street)

     Oak Brook, Illinois 60521
     ------------------------------------------
     (City)         (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     MedCare Technologies, Inc. (MCAR)
     ---------------------------------

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     December 1997
     -------------

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)

     X    Director                 10% Owner

      X Officer (give title below) ____ Other (specify below)

      President
      ----------------


Table 1   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.      2. Trans-  3.     4. Securities Acquired           Amount of   Owner-  Nature
Title   action     Trans- (A) or Disposed of (D)           Securities  ship    of In-
of      Date       action                                  Benefici-   Form:   direct
Secu-   (Month/    Code                                    ally        Direct  Bene-
rity    Day/              Amount       (A) or  Price       Owned at    (D)     ficial
        Year)                          (D)                 End of      or In-  Owner-
                                                           Issuer's    direct  Ship
                                                           Fiscal      (I)
                                                           Year
Common
Stock   7/8/97     P      1,000        A       $9-13/16    1,000       I       Fidelity

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

            2. Conver-  3. Trans- 4. Trans-  5.Number of       6.Date Exer-
            sion or     action    action     Derivative        cisable and
            Exercise    Date      Code       Securities Ac-    Expiration
1.          Price of    (Month/              quired (A) or     Date (Month/
Title of    Deriv-      Day/                 Disposed of (D)   Day/Year)
Derivative  ative       Year)
Security    Security                         (A)      (D)      Date     Expira-
                                                               Exer-    tion
                                                               cisable  Date
1997 Stock
Option Plan $6.50       11/1/96  J          250,000 11/1/96 7/1/05


1.  Title of  7. Title and Amount of   8. Price  9. Number    10.Owner- 11. Na-
Derivative    Underlying Securities    of        of Deriv-    ship      ture of
Security                               Deriv-    ative        of Deriv- Indirect
(con't)       Title        Amount or   ative     Secur-       ative     Bene-
                           Number of   Secur-    ities        Secur-    ficial
                           Shares      ity       Bene-        ity:      Owner-
                                                 ficially     Direct    ship
                                                 Owned (D)    or
                                                 At End       Indirect
                                                 Of Year      (I)
1997 Stock
Option Plan   Common Stock 250,000     $6.50     250,000      D


Explanation of Responses:
In Item 4, Transaction Code "J" is listed because the options continue to be held by the original issuee. No options have been converted into stock or otherwise disposed of.


                                   Jeffrey S. Aronin                  5/27/98
                                   -------------------------------    -------
                                   **Signature of Reporting Person    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).